PROSPECTUS	Filed Pursuant to Rule 424(b)(5) Registration No. 333-222364

Up to $40,000,000

Common Stock

        We have entered into a Controlled Equity OfferingSM sales agreement with Cantor Fitzgerald & Co., or Cantor Fitzgerald, relating to shares of our common stock offered by this prospectus. In accordance with the terms of the sales agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $40,000,000 from time to time through Cantor Fitzgerald, acting as agent.

        Our common stock is listed on The New York Stock Exchange under the symbol “KDMN.” On December 22, 2017, the last reported sale price of our common stock on The New York Stock Exchange was $3.56 per share.

        Sales of our common stock, if any, under this prospectus may be made in sales deemed to be an "at the market offering" as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended, or the Securities Act. Cantor Fitzgerald will act as sales agent on a best efforts basis and use commercially reasonable efforts to sell on our behalf all of the shares of common stock requested to be sold by us, consistent with its normal trading and sales practices, on mutually agreed terms between Cantor Fitzgerald and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

        Cantor Fitzgerald will be entitled to compensation at a fixed commission rate of 3.0% of the gross sales price per share sold. In connection with the sale of our common stock on our behalf, Cantor Fitzgerald will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of Cantor Fitzgerald will be deemed to be underwriting commissions or discounts.

        Investing in our common stock involves a high degree of risk. Before making an investment decision, please read the information under the heading “Risk Factors” beginning on page 6 of this prospectus and in the documents incorporated by reference into this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 12, 2018.

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ABOUT THIS PROSPECTUS

Except where the context otherwise requires or where otherwise indicated, the terms “Kadmon,” “we,” “us,” “our,” “our company” and “our business” refer, prior to the corporate conversion on July 26, 2016 pursuant to which Kadmon Holdings, Inc. succeeded to the business of Kadmon Holdings, LLC and its consolidated subsidiaries, and the unitholders of Kadmon Holdings, LLC became stockholders of Kadmon Holdings, Inc. (the “Corporate Conversion”), to Kadmon Holdings, LLC, and after the Corporate Conversion, to Kadmon Holdings, Inc., formed under the laws of Delaware on July 26, 2016.

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under the shelf registration process, we may offer shares of our common stock having an aggregate offering price of up to $40,000,000 from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering.

        We provide information to you about this offering of shares of our common stock in two separate documents that are bound together: (1) this at-the-market sales agreement prospectus, which describes the specific details regarding this offering; and (2) the accompanying base prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. If information in this at-the-market sales agreement prospectus is inconsistent with the accompanying base prospectus, you should rely on this prospectus. However, if any statement in one of these documents is inconsistent with a statement in a document having a later date incorporated by reference in this prospectus, the statement in the document incorporated by reference modifies or supersedes the earlier statement as our business, financial condition, results of operations and prospects may have changed since the earlier dates.

        You should rely only on the information contained in, or incorporated by reference into, this prospectus, the base prospectus, and in any free writing prospectus that we may authorize for use in connection with this offering. We have not, and Cantor Fitzgerald has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and Cantor is not, making an offer to sell or soliciting an offer to buy our securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information appearing in this prospectus, the base prospectus, the documents incorporated by reference into this prospectus and the base prospectus, and in any free writing prospectus that we may authorize for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus, the base prospectus, the documents incorporated by reference into this prospectus and the base prospectus, and any free writing prospectus that we may authorize for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus entitled “Where You Can Find More Information" and "Incorporation by Reference.”

        We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

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PROSPECTUS SUMMARY

This summary highlights the more detailed information contained elsewhere or incorporated by reference in this prospectus, and does not contain all of the information that you should consider before deciding to invest in our securities. You should carefully read this prospectus, the corresponding base prospectus and any free writing prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors” contained in this prospectus and any free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus.

Company Overview

We are a fully integrated biopharmaceutical company engaged in the discovery, development and commercialization of small molecules and biologics to address disease areas of significant unmet medical need. We are developing product candidates within autoimmune and fibrotic diseases, oncology and genetic diseases. We identify and develop our novel product candidates internally, by leveraging our research and clinical development team members, who prior to joining Kadmon brought more than 15 drugs to market and our small molecule and biologics platforms as well as by in-licensing products and product candidates. By retaining global commercial rights to our lead product candidates, we believe that we have the ability to progress these candidates ourselves while maintaining flexibility for commercial and licensing arrangements.

Our principal executive offices are located at 450 East 29th Street, New York, New York 10016, and our telephone number is (212) 308-6000. Our website address is www.kadmon.com. We make available on or through our website certain reports and amendments to those reports that we file with, or furnish to, the SEC in accordance with the Securities Exchange Act of 1934, as amended, or the Exchange Act. These include our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. We make this information available on or through our website free of charge as soon as reasonably practicable after we electronically file the information with, or furnish it to, the SEC. The information on, or that can be accessed through, our website is not incorporated by reference into this Form S-3 Registration Statement or any other filings we make with the SEC.

Our operations to date have been focused on developing first‑in‑class innovative therapies for indications with significant unmet medical needs while leveraging our commercial infrastructure. We have never been profitable and had an accumulated deficit of $218.7 million at September 30, 2017.  Our net losses were $61.6 million and $187.4 million for the nine months ended September 30, 2017 and 2016, respectively, and $21.7 million and $117.2 million for the three months ended September 30, 2017 and 2016, respectively. Although our commercial business generates revenue, we expect to incur significant losses for the foreseeable future, and we expect these losses to increase as we continue our development of, and seek regulatory approvals for, our additional product candidates, hire additional personnel and initiate commercialization of approved products. We anticipate that our expenses will increase substantially if, or as, we:

•	invest significantly to further develop our most advanced product candidates, including KD025 and tesevatinib;
•	initiate additional clinical trials and preclinical studies for our other product candidates;
•	seek regulatory approval for our product candidates that successfully complete clinical trials;
•	continue to invest in our ROCK inhibitors and other research platforms;
•	seek to identify additional product candidates;
•	scale up our sales, marketing and distribution infrastructure and product sourcing capabilities;
•	acquire or in‑license other product candidates and technologies;
•	scale up our operational, financial and management information systems and personnel, including personnel to support our product development;
•	make milestone or other payments under any in‑license agreements;
•	maintain, expand and protect our intellectual property portfolio; or
•	operate as a public company.

On July 26, 2016, prior to the closing of our IPO, we completed a corporate conversion transaction whereby we converted from a Delaware limited liability company into a Delaware corporation and changed our name to Kadmon

Holdings, Inc., which we refer to herein as the “Corporate Conversion.” As required by the Second Amended and Restated Limited Liability Company Agreement of Kadmon Holdings, LLC, the Corporate Conversion was approved by our then board of managers. In connection with the Corporate Conversion, holders of our outstanding units received one share of common stock for every 6.5 membership units held immediately prior to the Corporate Conversion, and options and warrants to purchase units became options and warrants to purchase one share of common stock for each unit underlying such options or warrants immediately prior to the Corporate Conversion, at the same aggregate exercise price in effect prior to the Corporate Conversion.

Recent Sales of Common Stock and Warrants

On March 13, 2017, we raised approximately $23.0 million in gross proceeds from the issuance of 6,767,855 shares of our common stock, at a price of $3.36 per share, and warrants to purchase 2,707,138 million shares of our common stock at an initial exercise price of $4.50 per share with a term of 13 months from the date of issuance (the “March 2017 warrants”).

In September 2017, we raised $80.4 million in gross proceeds ($75.5 million net of $4.9 million in underwriting fees, commissions and financial advisory fees) from the issuance of 26,775,000 shares of common stock and warrants to purchase 10,710,000 shares of common stock at an initial exercise price of $3.35 per share for a term of 5 years from the date of issuance at a combined price of $3.001 per share and accompanying warrant.

THE OFFERING

Common stock offered by us	Shares of our common stock having an aggregate offering price of up to $40,000,000.
Common stock outstanding after this offering

Up to 85,357,476 shares, assuming sales at a price of $3.56 per share, which was the closing price of our common stock on The New York Stock Exchange on December 22, 2017. The actual number of shares issued will vary depending on the sales price under this offering.

Plan of Distribution	“At the market offering” that may be made from time to time through our sales agent, Cantor Fitzgerald. See “Plan of Distribution” on page 10.
Use of Proceeds

We intend to use the net proceeds from this offering for preclinical and clinical development of our lead product candidates, discovery, research and preclinical studies of our other product candidates, and other general corporate purposes. See “Use of Proceeds” on page 7.

Risk Factors

Your investment in shares of our common stock involves substantial risks. You should consider the matters referred to under the heading “Risk Factors” in this prospectus, including the risk factors incorporated by reference herein and therein from our filings with the SEC.

The New York Stock Exchange symbol	KDMN

The number of shares of common stock shown above to be outstanding after this offering is based on 74,121,521 shares outstanding as of September 30, 2017 excluding:

•

6,067,447 shares of common stock issuable upon exercise of stock options outstanding as of September 30, 2017 at a weighted-average exercise price of $8.35 per share pursuant to awards under our 2016 Equity Incentive Plan;

•

12,945,590 shares of common stock issuable upon the exercise of warrants outstanding as of September 30, 2017 at a weighted-average exercise price of $6.02 per share (not including 1,800,000 shares of common stock issuable upon the exercise of warrants that were issued in October 2017);

•	3,310,843 shares of common stock issuable upon conversion of our 5% convertible preferred stock as of September 30, 2017;
•	2,455,699 shares of common stock available for future issuance under our 2016 Equity Incentive Plan as of September 30, 2017;
•	1,801,180 shares of common stock available for future issuance under our 2016 Employee Stock Purchase Plan as of September 30, 2017; and
•

9,750 equity appreciation rights units (“EARs”) issued under our 2014 Long-Term Incentive Plan (“2014 LTIP”), as amended, as of September 30, 2017 which is payable at our option in 3,605,665 shares of common stock.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward looking statements. All statements other than statements of historical facts contained in this prospectus may be forward looking statements. Statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, including, among others, statements regarding future capital expenditures and debt service obligations, are forward looking statements. In some cases, you can identify forward looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions.

Forward looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward looking statements. We believe that these factors include, but are not limited to, the following:

•	the initiation, timing, progress and results of our preclinical studies and clinical trials, and our research and development programs;
•	our ability to advance product candidates into, and successfully complete, clinical trials;
•	our reliance on the success of our product candidates;
•	the timing or likelihood of regulatory filings and approvals;
•	our ability to expand our sales and marketing capabilities;
•	the commercialization of our product candidates, if approved;
•	the pricing and reimbursement of our product candidates, if approved;
•	the implementation of our business model, strategic plans for our business, product candidates and technology;
•	the scope of protection that we are able to establish and maintain for intellectual property rights covering our product candidates and technology;
•	our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties;
•	costs associated with defending, if any, intellectual property infringement, product liability and other claims;
•	regulatory developments in the United States, Europe and other jurisdictions;
•	estimates of our expenses, future revenues, capital requirements and our needs for additional financing;
•	the potential benefits of strategic collaboration agreements and our ability to enter into strategic arrangements;
•	our ability to maintain and establish collaborations or obtain additional grant funding;
•	the rate and degree of market acceptance, if any, of our product candidates;
•	developments relating to our competitors and our industry, including competing therapies;
•	our ability to effectively manage our anticipated growth;
•	our ability to attract and retain qualified employees and key personnel;
•	our ability to achieve cost savings and benefits from our efforts to streamline our operations and to not harm our business with such efforts;
•	our expectations regarding the period during which we qualify as an emerging growth company under the Jumpstart Our Business Startups Act (JOBS Act);
•	statements regarding future revenue, hiring plans, expenses, capital expenditures, capital requirements and share performance;
•	litigation, including costs associated with prosecuting or defending pending or threatened claims and any adverse outcomes or settlements not covered by insurance;
•	our expected use of cash and cash equivalents and other sources of liquidity;
•	our ability to amend or refinance the 2015 Credit Agreement due June 17, 2018;
•	the future trading price of the shares of our common stock and impact of securities analysts’ reports on these prices; and/or
•	other risks and uncertainties, including those listed under the caption “Risk Factors.”

The forward looking statements in this prospectus are only predictions, and we may not actually achieve the plans, intentions or expectations included in our forward looking statements. We have based these forward looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Because forward looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward looking statements as predictions of future events. The events and circumstances reflected in our forward looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward looking statements.

Additional factors are discussed under the caption “Risk Factors” contained in this prospectus, the corresponding base prospectus and any free writing prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. It should be remembered that the price of the shares and any income from them can go down as well as up. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise, except as may be required by law.

RISK FACTORS

        An investment in our securities involves significant risks. Before purchasing any of our common stock, you should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2016 and any updates to those risk factors in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed thereafter incorporated by reference herein. Our business, results of operations or financial condition could be adversely affected by any of these risks or by additional risks and uncertainties not currently known to us or that we currently consider immaterial. See “Forward-Looking Statements.”

Additional Risks Relating to this Offering and Our Common Stock

        We may allocate the net proceeds from this offering in ways that you and other stockholders may not approve.

        We currently intend to use the net proceeds of this offering, if any, for preclinical and clinical development of our lead product candidates, discovery, research and preclinical studies of our other product candidates and other general corporate purposes. This expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our development efforts, the status of and results from clinical trials, as well as any collaborations that we may enter into with third parties for our product candidates, and any unforeseen cash needs. Because the number and variability of factors that will determine our use of the proceeds from this offering, their ultimate use may vary substantially from their currently intended use. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering and could spend the proceeds in ways that do not necessarily improve our operating results or enhance the value of our common stock. See “Use of Proceeds.”

        If you purchase our common stock in this offering, you will incur immediate and substantial dilution in the book value of your shares.

        The public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares of our common stock in this offering, you will pay a price per share that substantially exceeds our net tangible book value per share after this offering. Assuming the sale of $40,000,000 of our common stock in this offering, based on the assumed public offering price of $3.56 per share, which was the last reported sale price of our common stock on The New York Stock Exchange on December 22, 2017, and net tangible book value per share of our common stock of $1.9 million as of September 30, 2017, if you purchase shares in this offering, you will suffer immediate and substantial dilution of $3.09 per share in the net tangible book value of common stock purchased. To the extent shares are issued under outstanding options, warrants or 5% convertible preferred stock, you will incur further dilution. See “Dilution” for a more detailed description of the dilution to new investors in the offering.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may at any time, including during the pendency of this offering, offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

USE OF PROCEEDS

If we receive all $40,000,000 of gross proceeds from the sale of the shares of our common stock under this prospectus, we anticipate that the net proceeds we will receive from this offering will be approximately $38.5 million, after deducting the estimated commissions and estimated offering expenses payable by us. The amount of the proceeds from this offering will depend upon the number of shares of our common stock sold and the market price at which they are sold. There can be no assurance that we will be able to sell any shares under or fully utilize the sales agreement with Cantor as a source of financing.

        We currently estimate that we will use the net proceeds from this offering as follows:

•	for preclinical and clinical development of our lead product candidates and discovery, research and preclinical studies of our other product candidates; and
•	for other general corporate purposes.

This expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our development efforts, the status of and results from clinical trials, as well as any collaborations that we may enter into with third parties for our product candidates, and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

        Pending our use of the net proceeds from this offering described above, we intend to invest the net proceeds in short-term, interest bearing, investment-grade securities.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the amount per share paid by purchasers and the as adjusted net tangible book value per share of our common stock after this offering.

Our historical net tangible book value as of September 30, 2017 was $1.9 million, or $0.02 per share of our common stock. Historical net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by 74,121,521 shares of our common stock then outstanding.

After giving effect to the assumed sale of 11,235,955 shares of common stock by us in this offering at the assumed public offering price of $3.56 per share, which was the last reported sale price of our common stock on The New York Stock Exchange on December 22, 2017, less the estimated commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2017 would have been $39.1 million, or $0.47 per share. This represents an immediate increase in as adjusted net tangible book value per share of $0.45 per share to existing stockholders and immediate dilution of $3.09 per share in as adjusted net tangible book value per share to new investors purchasing common stock in this offering.

Dilution per share to new investors is determined by subtracting as adjusted net tangible book value per share after this offering from the public offering price per share paid by new investors. The following table illustrates this dilution on a per share basis.

Assumed initial public offering price per share	$		$3.56
Historical net tangible book value per share as of September 30, 2017		0.02
Increase in net tangible book value per share attributable to new investors participating in this offering		0.45
Pro forma as adjusted net tangible book value per share after this offering			0.47
Dilution per share to new investors participating in this offering			$3.09

To the extent that outstanding options or warrants are exercised or our convertible preferred stock is converted into common stock, you will experience further dilution. In addition, we may choose to offer securities in other offerings due to market conditions or strategic considerations. To the extent that we raise additional capital through the sale of common stock or securities exercisable or convertible into common stock, the issuance of such securities may result in further dilution of our stockholders.

The number of shares of common stock shown above to be outstanding after this offering is based on 74,121,521 shares outstanding as of September 30, 2017 excluding:

•

6,067,447 shares of common stock issuable upon exercise of stock options outstanding as of September 30, 2017 at a weighted-average exercise price of $8.35 per share pursuant to awards under our 2016 Equity Incentive Plan;

•

12,945,590 shares of common stock issuable upon the exercise of warrants outstanding as of September 30, 2017 at a weighted-average exercise price of $6.02 per share (not including 1,800,000 shares of common stock issuable upon the exercise of warrants that were issued in October 2017);

•	3,310,843 shares of common stock issuable upon conversion of our 5% convertible preferred stock as of September 30, 2017;
•	2,455,699 shares of common stock available for future issuance under our 2016 Equity Incentive Plan as of September 30, 2017;
•	1,801,180 shares of common stock available for future issuance under our 2016 Employee Stock Purchase Plan as of September 30, 2017; and
•

9,750 equity appreciation rights units (“EARs”) issued under our 2014 Long-Term Incentive Plan (“2014 LTIP”), as amended, as of September 30, 2017 which is payable at our option in 3,605,665 shares of common stock.

PLAN OF DISTRIBUTION

        We have entered into a Controlled Equity OfferingSM sales agreement with Cantor Fitzgerald under which we may issue and sell shares of our common stock having an aggregate gross sales price of up to $40,000,000 from time to time through Cantor Fitzgerald acting as agent. The sales agreement has been filed as an exhibit to our registration statement on Form S-3 of which this prospectus forms a part.

        Upon delivery of a placement notice and subject to the terms and conditions of the sales agreement, Cantor Fitzgerald may sell our common stock by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act. We may instruct Cantor Fitzgerald not to sell common stock if the sales cannot be effected at or above the price designated by us from time to time. We or Cantor Fitzgerald may suspend the offering of common stock upon notice and subject to other conditions.

        We will pay Cantor Fitzgerald commissions, in cash, for its services in acting as agent in the sale of our common stock. Cantor Fitzgerald will be entitled to compensation at a fixed commission rate of 3.0% of the gross sales price per share sold. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. We have also agreed to reimburse Cantor Fitzgerald for certain specified expenses, including the fees and disbursements of its legal counsel in an amount not to exceed $50,000. We estimate that the total expenses for the offering, excluding compensation and reimbursements payable to Cantor Fitzgerald under the terms of the sales agreement, will be approximately $300,000.

        Settlement for sales of common stock will generally occur on the third business day following the date on which any sales are made (or such earlier day as is industry practice for regular-way trading), or on some other date that is agreed upon by us and Cantor Fitzgerald in connection with a particular transaction, in return for payment of the net proceeds to us. Sales of our common stock as contemplated in this prospectus will be settled through the facilities of The Depository Trust Company or by such other means as we and Cantor Fitzgerald may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

        Cantor Fitzgerald will use its commercially reasonable efforts, consistent with its sales and trading practices, to solicit offers to purchase the common stock shares under the terms and subject to the conditions set forth in the sales agreement. In connection with the sale of the common stock on our behalf, Cantor Fitzgerald will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of Cantor Fitzgerald will be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to Cantor Fitzgerald against certain civil liabilities, including liabilities under the Securities Act.

        The offering of our common stock pursuant to the sales agreement will terminate upon the earlier of (1) the sale of all shares of our common stock subject to the sales agreement having an aggregate offering price of $40,000,000,  (unless the parties agree to extend the sales agreement) or (2) termination of the sales agreement as permitted therein. We and Cantor Fitzgerald may each terminate the sales agreement at any time upon ten days' prior notice.

        Cantor Fitzgerald and its affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates, for which services they may in the future receive customary fees. To the extent required by Regulation M, Cantor Fitzgerald will not engage in any market making activities involving our common stock while the offering is ongoing under this prospectus.

        This prospectus in electronic format may be made available on a website maintained by Cantor Fitzgerald and Cantor Fitzgerald may distribute this prospectus and the accompanying base prospectus electronically.

Legal matters

The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York. Cantor Fitzgerald & Co. is being represented in connection with this offering by Cooley LLP, New York, New York.

Experts

The consolidated financial statements of Kadmon Holdings, Inc. as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016 incorporated by reference in this prospectus and in the registration statement have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, (the report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) incorporated herein by reference, given on the authority of said firm as experts in accounting and auditing.

Where You Can Find More Information

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or SEC. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.  You may read and copy this information at the Public Reference Room of the U.S. Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the U.S. Securities and Exchange Commission at 1-800-SEC-0330. The U.S. Securities and Exchange Commission also maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the U.S. Securities and Exchange Commission. The address of that site is www.sec.gov.

We are subject to the full informational requirements of the Securities Exchange Act of 1934, as amended. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent public accounting firm. We also maintain an Internet site at www.kadmon.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statements of which it forms a part.

Information Incorporated by Reference

The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 22, 2017;
•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the SEC on May 15, 2017;
•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, filed with the SEC on August 3, 2017;
•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, filed with the SEC on November 9, 2017;
•

the information specifically incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2016 from our definitive proxy statement on Schedule 14A, filed with the SEC on May 10, 2017;

•

our Current Reports on Form 8-K filed with the SEC on January 6, 2017, January 18, 2017, January 20, 2017, February 17, 2017, March 8, 2017 (except Item 7.01), as amended, April 3, 2017, April 4, 2017, June 14, 2017, June 23, 2017, June 29, 2017, July 11, 2017, July 25, 2017, August 14, 2017, September 25, 2017(except Item 7.01), September 28, 2017, October 6, 2017, November 13 ,2017, December 11, 2017  (first report filed on such day only) and December 26, 2017; and

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the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on July 21, 2016, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

Any statement made in this prospectus or in a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can obtain any of the filings incorporated by reference in this prospectus through us or from the SEC through the SEC’s Internet site at www.sec.gov. We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus. You should direct requests for those documents to the Corporate Secretary, Kadmon Holdings, Inc., 450 East 29th Street, New York, NY 10016 (telephone: (212) 308-6000). Our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q may also be found on the Investor Relations portion of our website at investors.kadmon.com. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus or the registration statements of which it forms a part.

Up to $40,000,000

Common Stock

PROSPECTUS

January 12, 2018